EXHIBIT 23.1

CONSENT OF Pinaki & Associates LLC

Pinaki & Associates LLC

625 Barksdale Rd., Ste# 113

Newark, DE 19711

Phone: 408-896-4405 | pmohapatra@pinakiassociates.com

To Whom It May Concern:

The firm of Pinaki & Associates LLC, Certified Public Accountant consents to the inclusion of our report on the Financial Statements of Xfuels, Inc. of April 30, 2016 and 2015, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

Very Truly Yours,

Date: March 24, 2017	By:	s/d Pinaki & Associates, LLC
Pinaki & Associates, LLC
Newark, DE